Exhibit 99.2
News Release

Investor Contact: Phone:	Don Washington Director, Investor Relations and Corporate Communications 704-731-1527	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704-731-1500 Fax: 704-731-1511 www.enproindustries.com

Email:	don.washington@enproindustries.com
EnPro Industries Announces Agreement to
Acquire the Mid Western Companies
CHARLOTTE, N.C., February 15, 2011 — EnPro Industries, Inc. (NYSE: NPO), a leading manufacturer of engineered industrial products, announced today that it has reached an agreement to acquire the Mid Western companies, privately held businesses primarily serving the oil and gas drilling, production and processing industries of Western Canada.
The Mid Western companies are composed of Mid Western Compressor Supplies, Inc. and Mid Western Machine Works Inc. The companies’ capabilities include servicing and rebuilding reciprocating compressors, designing and installing lubrication systems and servicing and repairing a variety of other equipment used in the oil and gas industry. The companies employ approximately 110 people at locations in Calgary, Edmonton and Grand Prairie, Alberta. They will be managed as part of EnPro’s Compressor Products International (CPI) operations.
“We are pleased to welcome the Mid Western Companies and their employees to EnPro,” said Steve Macadam, president and chief executive officer. “The companies are well known for the high quality parts and services they produce and for quick delivery to their customers. These are attributes that we value very highly at EnPro and that will contribute to CPI’s growing reputation as a leading international presence in its markets.
“Mid Western marks the third acquisition we have announced this year and the seventh we have announced since we reached an agreement to sell Quincy Compressor in late 2009,” Macadam continued. “After the closing of the Mid Western transaction, we will have fully reinvested the proceeds from the sale of Quincy to make acquisitions which expand our markets and product offerings and provide attractive opportunities for growth.”
The company expects to complete the Mid Western acquisitions for cash before the end of the first quarter of 2011; terms were not disclosed.
About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.